SPD-SMART ELECTRONICALLY DIMMABLE WINDOWS NOW FLYING ON A DASSAULT
FALCON 900: VISION SYSTEMS ACHIEVES AVIATION AFTERMARKET MILESTONE

RUAG Aviation offered Vision Systems’ Noctis SPD-Smart EDW system to the Royal Malaysian Air
Force, and this innovative shading solution and cabin appearance enhancement was selected.

Brignais, France; Emmen, Switzerland; and Woodbury, NY, U.S.A. – April 8, 2015. Vision Systems, a licensee of Research Frontiers (Nasdaq: REFR) and leading supplier of SPD-Smart Electronically Dimmable Windows (EDWs) for the OEM aircraft market, has now expanded into the aftermarket. Working in Switzerland with RUAG Aviation, a leading supplier, support provider and integrator of aircraft systems and components for civil and military customers, Vision Systems’ Noctis brand of SPD-Smart EDWs are flying today as an aftermarket product on a Dassault Falcon 900.

Vision Systems’ EDWs deliver unprecedented benefits to passengers on board this Falcon 900. At the touch of a button, passengers can instantly and precisely control the amount of daylight and glare coming through windows. They continue to enjoy views by tinting their Noctis SPD-Smart EDW to a comfortable level, rather than blocking their view with a shade. The EDWs deliver many other practical benefits such as a cooler cabin due to remarkable thermal insulation properties, and a quieter cabin due to acoustic insulation properties. The functionality is combined with improved cabin aesthetics to enhance the functionality, interior aesthetics and comfort of the passenger cabin.

RUAG Aviation was contracted for an extensive upgrade to a Dassault Falcon 900, which included a complete renovation of the cabin. In RUAG’s press release on this Royal Malaysian Air Force (RMAF) Falcon 900 aircraft project, RUAG stated: “…In addition the upgrade also included fitment of innovative electronic dimming window shades from Vision Systems.” RUAG further noted that this was Vision Systems’ first aftermarket project for dimmable windows: “This was the first such installation on any aircraft worldwide and shows the commitment of the RMAF in adopting the latest technology.”

A Vision Systems/RUAG “Success Story” on this project and the background story on the selection of Noctis SPD-Smart EDWs is enlightening:

“The Falcon 900 owner asked RUAG to refurbish their aircraft with motorized pleated shades. In response to that request, RUAG’s proposal included Electronically Dimmable Windows in addition to motorized shades. RUAG proposed Vision Systems’ dimmable solution during onsite negotiations as an enhancement to the appearance of the cabin and an innovative solution to match the VVIP standards.”

For more details about the success story and about the solution Vision Systems’ Noctis SPD-Smart EDWs provided to the customer, read: “RUAG Aviation improves the passenger experience in Dassault Falcon 900 with Vision Systems’ Electronically Dimmable Windows.”

Vision Systems’ Noctis SPD-Smart EDWs on the Dassault Falcon 900, shown in the dark state.

Michael LaPointe, Research Frontiers Vice President – Aerospace Products, noted: “Vision Systems and RUAG have provided their customer with an elegant solution, and Vision Systems has built on their success and growth of SPD-Smart EDWs in the OEM market and expanded now with this major aftermarket milestone. They are currently working with many OEMs in both general aviation and commercial aviation. Two OEM new production contracts have already been publicly announced – Vision Systems SPD-Smart EDW passenger windows as standard equipment on all upcoming HondaJets, and their SPD-Smart skylights as standard equipment on all upcoming Falcon 5X aircraft. I look forward to Vision System highlighting their additional successes on OEM new production aircraft and also in the aftermarket. Coupled with OEM adoption, this aftermarket success is further evidence of the trend towards widespread use of SPD-Smart EDWs throughout aviation.”

The comfort and benefits a Vision Systems’ SPD-Smart EDW cabin system delivers extends to all passengers – it is not just for those with window seats. Cabin-wide control of the amount of light and glare entering the aircraft improves the flying experience for everyone, regardless of where they are seated. This provides many passenger experience benefits including greater daylighting, enhanced views, and a more open feeling resulting in greater perceived space. The management and “harvesting” of healthy daylighting instantly transforms the interior at the touch of a button, and synergistically complements other cabin systems, such as interior mood lighting systems and in-flight entertainment systems, for an unequalled passenger experience.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com

About Vision Systems:

Headquartered near Lyon, France for more than 80 years, with a production unit in Florida, USA, Vision Systems specializes in three activities: Aeronautics, Automotive and Marine.

Vision Systems Aeronautics designs and produces innovative solutions for business jets, helicopters, regional and continental aircrafts: solar protection, IFEC, CMS, video surveillance, composite structures and thermoformed parts. Vision Systems combines complementary skills in electronics, mechanics and composite to provide ever more innovative solutions for costs reduction, heightened safety and improved comfort.

For more information please contact:

Vision Systems Aeronautics:	Vision Systems North America:
Frédéric Jacquemin, Sales Manager	Cyrille Laitier, COO & EVP
Vision Systems	Vision Systems North America:
+33 4 72 31 98 10	+1 321 265 5110
fjacquemin@visionsystems.fr	claitier@visionsystems-na.com

About RUAG Aviation:

RUAG Aviation is a leading supplier, support provider and integrator of aircraft systems and components for civil and military customers and Original Equipment Manufacturer (OEM) of the Dornier 228 aircraft. In the field of Business Aviation, RUAG Aviation is an authorized Service Center for Bombardier, Cessna, Dassault Falcon, Embraer, Piaggio and Pilatus aircraft, as well as Major Service Center for Dornier 328, Hawker Beechcraft and DHC-6 Twinotter.

The head office is located in Emmen, close to Lucerne (CH). The company currently has a number of facilities at various locations in Switzerland, Germany, Australia, Brazil and the USA, and employs around 2,000 employees.

For more information please contact:

RUAG Aviation
www.ruag.com/ba
info.businessaviation@ruag.com
or tobias.laps@ruag.com for business aviation related requests

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc. “Nuance”, “Noctis” and “Opti-Visor” are trademarks of Vision Systems.